Joint Filer Information

Names:	Deerfield Management Company, L.P.

Address:	780 Third Avenue, 37th Floor New York, NY 10017

Designated Filer:	James E. Flynn

Issuer and Ticker Symbol:	Homology Medicines, Inc. [FIXX]

Date of Event Requiring Statement:	March 27, 2018

The undersigned, Deerfield Management Company, L.P., is jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with James E. Flynn with respect to the beneficial ownership of securities of Homology Medicines, Inc.

Signatures:

DEERFIELD MANAGEMENT COMPANY, L.P. By: Flynn Management LLC, General Partner By: /s/ Jonathan Isler Jonathan Isler, Attorney-In-Fact